Exhibit 10.6

                             ENABLE IPC CORPORATION

                         CONSULTING SERVICES AGREEMENT
                              DATED MARCH 15, 2005

This Agreement is between Enable IPC Corporation, with offices located at 25030 Avenue Stanford, Unit 240, Valencia, CA ("Company") and Sung H. Choi ("Consultant"). Consultant agrees that as an independent consultant, Sung H. Choi will serve as a technical advisor with the objective of commercializing a battery licensed by the Company from Consultant under a separate agreement.
This Agreement supersedes and replaces all previous employment and/or consulting agreement(s) between the two parties.

Specific efforts will be based upon the needs and objectives of the business to be mutually agreed upon with the Company and modified quarterly as appropriate. Consultant will be generally available during normal business hours for telephone consultation etc. As necessary or appropriate the scheduled time available may be modified to accommodate business meetings, travel, etc. It is expressly agreed between the parties that Consultant is not an employee of the Company.

In consideration for these services the company agrees (subject to the provisions below) to grant Consultant a total of two hundred fifty thousand (250,000) non-qualified stock options, payable quarterly in equal increments. The options shall be subject to a stock option plan approved by the shareholders of the Company and the terms of such plan shall be mutually acceptable to the Company and the Consultant, and shall not conflict with this agreement.

In addition, compensation in the amount of $75.00 per hour shall be paid to Consultant. Consultant shall submit monthly invoices to Company and such compensation shall be paid within thirty (30) days after receipt of invoice. This compensation may be paid in any combination of cash, common stock or options to purchase common stock as agreed to by Employee and Company.

The agreement is for a one-year term beginning March 15, 2005 and ending March 31, 2006, and is subject to termination by either party, with or without cause, upon 90 days written notice. In the event that the Company terminates this agreement without cause, the stock options normally vested to the Consultant at such termination date, in addition to the options that would have vested to Consultant in the next six-months provided that no termination occurred, shall all become fully vested and exercisable by the Consultant at any time within two years of the effective date of the termination. If the Company terminates this Agreement for cause, only the stock options normally vested to the Consultant at such termination date shall become fully vested and exercisable by Consultant. "Cause" shall be limited to a) the conviction of Consultant for commission of a felony, or b) the willful engaging by Consultant in gross misconduct which materially and demonstrably injures the Company; or c) the issuance of an order, judgment or decree of any court holding Consultant liable in a civil action based upon conduct showing the Consultant breached a fiduciary duty to the Company or its shareholders; or d) willful neglect of duties under this Agreement.

This agreement represents the entire agreement between Company and Sung H. Choi pertaining to such services and supersedes all prior Agreements and understandings (oral or written). No modification or waiver of any provision of the Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision of the Agreement. Completion of this Agreement is subject to its execution below.

Agreed:                               CONSULTANT:ENABLE IPC CORPORATION

/s/ Sung H. Choi                                /s/ David A. Walker
  _______________				______________________
    Sung H. Choi				David A. Walker
    Consultant				        CEO
					        Enable IPC Corporation